CONSENT OF INDEPENDENT AUDITORS
The American Funds Income Series - U.S. Government Securities Fund

We consent to (a) the use in this Post-Effective Amendment No. 19 to Registration Statement No. 2-98199 on Form N-1A of our report dated September 25, 1997 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Los Angeles, California
October 27, 1997